Exhibit 10.1

IHS HOLDING LIMITED

CONSOLIDATED RULES OF THE IHS HOLDING LTD LONG-TERM INCENTIVE Plan (“LTIP”)

Version: September 2020

TABLE OF CONTENTS

1	Definitions		1
2	Introduction		3
3	Grant of Options		3
	3.1	Grant of Options	3
	3.2	Exercise price	3
	3.3	Statement of Grant	3
	3.4	No payment	4
	3.5	Performance Targets	4
	3.6	Rejection of Option	4
	3.7	Acceptance of terms	4
4	Options not transferable		4
5	Vesting and Exercise – general rules		4
	5.1	Consequence of Vesting	4
	5.2	Liquidity Event trigger	4
	5.3	Notification of Liquidity Event	5
	5.4	Vesting on a Liquidity Event	5
	5.5	Options become exercisable on a Liquidity Event	5
	5.6	Sale as Liquidity Event	5
	5.7	Lock Up	5
	5.8	In-kind Consideration	5
6	Termination of Employment		6
	6.1	Good Leavers	6
	6.2	Other Leavers	6
	6.3	Termination for Cause	7
	6.4	Call Option on Termination	7
7	Exercise of Options		7
	7.1	Exercise in whole only	7
	7.2	How to exercise	7
	7.3	Transfer of Shares	7
8	Cash Alternative		8
9	Withholding of taxes		8
10	Share Rights		8
	10.1	Share rights depend on record date	8
	10.2	Shares subject to Company articles	8
	10.3	Fair Value	8

11	Terms of employment		9
12	Adjustments and Reorganisations		9
	12.1	Adjustment of Options	9
	12.2	Reorganisations	9
13	Plan Limits		10
	13.1	Numerical Limit	10
	13.2	Variation of share capital	10
14	Data protection		10
15	General		10
	15.1	Notices	10
	15.2	Committee decisions final and binding	11
	15.3	Regulations	11
	15.4	Power of Committee to Execute Documents	11
16	Changing the Plan		11
	16.1	General board powers to amend the Rules	11
	16.2	Shareholders’ Agreement	11
	16.3	Changes to disadvantage of Optionholders	11
	16.4	Changes for overseas operation	12
	16.5	Termination of the Plan	12
17	Governing law and jurisdiction		12
18	Language of Plan		12
Schedule 1 - Cash Options			13
1	Rules		13
2	Cash Options		13

1	Definitions

In this Plan:

“Affiliate” means with respect to the person, any other person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that person;

“Asset Sale” means a sale (by one transaction or a series of related transactions) to one person, or to persons acting in concert, of all or substantially all of the assets of the Company (save for any internal reorganization pursuant to which the transferee is under common Control with the transferor);

“Board” means the Board of Directors for the time being of the Company or a duly constituted committee of the Board (including, for the avoidance, the Committee);

“Business Day” a day on which banks are open for the transaction of business in Port Louis, Mauritius and London, England;

“Company” means IHS Holding Limited a company currently incorporated in Mauritius with company number: 111334;

“Cause” means any case where the Optionholder breaches any of the material terms of their employment agreement and the breach continues for a period of ten (10) days without remedy following the receipt of written notice from the Company or their employer (if different); or if the Optionholder is found guilty fraud, embezzlement, misappropriation, gross misconduct, or wilful negligence in the performance of his duties;

“CEO” means the Company’s Chief Executive Officer;

“Committee” means the compensation committee appointed pursuant to the Shareholders’ Agreement;

“Constitution” means the legal constitution of the Company as in force from time to time;

“Control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise; provided that, in any event, the direct or indirect ownership of more than fifty percent (50%) of the voting share capital of a Person is deemed to constitute Control of that Person, and “Controlling” and “Controlled” have corresponding meanings;

“Eligible Employee” means any person who is employed or engaged by any Member of the Group;

“Exercise Event” means the event on which an Option shall be automatically exercised, as set out in the Statement of Options;

“Exercise Price” means the amount payable for each Class A Share on the exercise of an Option, which may be nil;

“Exit Distribution” means any distribution of capital following either (i) the passing of a resolution for the winding up of the Company; or (ii) an Asset Sale;

“Exit Value” has the meaning set out in the Constitution;

“Fair Value” means the fair market value of a Class A Share as determined by the Board pursuant to Rule 10.3;

“Good Leaver” has the meaning set out in Rule 6.1;

“Grant Date” means the date an Option is granted;

“Group” the Company and its direct and indirect parent undertakings from time to time and any subsidiary undertakings of the Company or the Company’s direct and indirect parent undertakings from time to time (and “Member of the Group” shall be construed accordingly);

“Lapse Date” means the date on which an Option lapses which, in normal circumstances, is the twelfth anniversary of the Grant Date;

“Leaving Date” means the date upon which the Optionholder is no longer employed, or otherwise engaged, by any Member of the Group, but for the purposes of the Plan, the Optionholder shall not be regarded as no longer employed or otherwise engaged if he remains an employee of, or remains engaged by, another Member of the Group or he becomes an employee of, or engaged by, another Member of the Group within seven days of leaving the employment or engagement of a Member of the Group;

“Liquidity Event” means a Listing or a Sale;

“Listing” means the admission of shares in the Company (or a holding company or subsidiary company of the Company inserted for the purposes of such admission) to listing on any securities exchange and/or trading on any public trading market;

“LTIP 1” means The IHS Holding Limited Long Term Incentive Plan, approved by the Board on 13 May 2014;

“LTIP 2” means The 2014 IHS Holding Limited Long Term Incentive Plan, approved by the Board on 16 December 2014;

“LTIP 2B” means The 2017 IHS Holding Limited Long Term Incentive Plan (“LTIP2B”), approved by the Board in 2017;

“LTIP 3” means The 2017 IHS Holding Limited Long Term Incentive Plan (“LTIP3”), approved by the Board in 2017;

“Option” means a right to acquire Shares granted under this Plan;

“Option Exercise Date” means the later of:

•	the day on which the Option is exercised according to these Rules; and

•	if any statute, regulation or any code adopted by the Company prohibits the exercise of Options on the day which would otherwise be the Option Exercise Date under these Rules, the first subsequent Business Day on which the Optionholder is permitted to exercise an Option, provided such date is before the Lapse Date;

“Optionholder” means an Eligible Employee holding (or who has held) an Option or his personal representative;

“Plan” means each of LTIP1, LTIP2, LTIP2B and LTIP3,as changed from time to time;

"Rules" means these rules which are the consolidated rules of each of the Plans (as amended from time to time);

“Sale” either: (a) a Share Sale, or (b) an Asset Sale;

“Shareholders’ Agreement” means the agreement dated November 4, 2014 made between the shareholders of the Company (as amended or replaced from time to time);

“Share Sale” any sale or other acquisition of shares in the Company in one transaction or a series of transactions pursuant to which one person, or persons acting in concert, acquires Control of the Company;

“Shares” means Class A Shares, Class B Shares and Class C Shares (as defined in the Constitution), and/or such other class of share which may be admitted to trading on a Listing, as applicable;

“Statement of Options” has the meaning set out in Rule 3.3;

“Trustee” means the trustee of a trust of which the relevant Optionholder is a beneficiary; and

“Vesting” has the meaning set out in Rule 5, and “Vesting Date” and “Vested” shall be construed accordingly.

Interpretation

In this Plan, the singular includes the plural and vice versa and the masculine includes the feminine. Headings should be ignored in construing the Plan.

2	Introduction

The Company has introduced a succession of Long Term Incentive Plans on materially identical terms in order to provide an opportunity for Eligible Employees selected by the Company to acquire Class A Shares in the Company. This document sets out, in a consolidated form, the terms and conditions under which the Options were granted.

The terms set out in these Rules apply equally to Options granted, as the case may be, under LTIP, LTIP2, LTIP2B or LTIP3.

3	Grant of Options

3.1	Grant of Options

The Board (acting through the Committee and on the recommendation of the CEO) may, in its sole discretion, grant to an Eligible Employee an Option to acquire such number of Class A Shares as it may determine. Such Options may be granted in various tranches and each tranche may Vest at different times and may have different Exercise Prices.

The Board (acting through the Committee and on the recommendation of the CEO) will determine the process for making grants. This may involve a requirement for the Eligible Employee to accept the terms of the offer before the grant is made.

Options will be granted by deed.

3.2	Exercise price

The Board (acting through the Committee and on the recommendation of the CEO) will set the Exercise Price(s), or the formula by which they shall be calculated, on the Grant Date.

3.3	Statement of Grant

Each Optionholder will, as soon as practicable after the Grant Date, be sent a statement (the “Statement of Options”) in a form determined by the Board, setting out details of the Option granted including:

3.3.1	the number of Class A Shares over which the Option is granted;

3.3.2	the Exercise Price or Prices;

3.3.3	the Vesting Date or Dates;

3.3.4	the Exercise Event; and

3.3.5	the Lapse Date.

3.4	No payment

Optionholders do not have to pay for the grant of an Option.

3.5	Performance Targets

Options may be subject to performance targets. If any performance targets are attached to the Options, this will be detailed in the Statement of Options.

3.6	Rejection of Option

An Optionholder may, by notifying the Company in writing within twenty-one days after the receipt of the Statement of Grant, confirm that he does not want to accept the Option. If this happens, the Option will be treated as never being granted under the Plan.

3.7	Acceptance of terms

If no notice rejecting the Option is received by the Company within the specified time, the Optionholder shall be deemed to have unconditionally accepted the Option as of the Grant Date on the terms and conditions as set out in this Plan.

4	Options not transferable

An Optionholder may not transfer, encumber, assign or otherwise dispose of an Option or any rights in respect of it or deal in an option or other derivative instrument involving the Class A Shares in connection with an Option granted to him. If an Optionholder tries to do so, whether voluntarily or involuntarily, then the relevant Option will immediately lapse.

Where the Optionholder is deprived of the legal or beneficial ownership of the Option by operation of law, or does anything or omits to do anything which causes him to be so deprived or becomes bankrupt, all his Options will lapse.

This Rule does not apply to the transmission of an Option on the death of an Optionholder to a duly authorised representative of the Optionholder’s estate.

5	Vesting and Exercise – general rules

5.1	Consequence of Vesting

An Option Vests on the Vesting Date or Dates set out on the statement mentioned in Rule 3.3 or on such earlier date as the Board may prescribe pursuant to these Rules. The Option does not become exercisable on Vesting. The consequence of Vesting is that an Option which has Vested is treated differently from an Option which has not Vested on termination of employment, as explained in Rule 6.

5.2	Liquidity Event trigger

No Option may be exercised unless there is a Liquidity Event.

5.3	Notification of Liquidity Event

If there is a Liquidity Event the Company will notify all Optionholders of the Liquidity Event as soon as practicable, and no later than seven days after the event.

5.4	Vesting on a Liquidity Event

On a Liquidity Event all the Options will Vest.

5.5	Options become exercisable on a Liquidity Event

Except as set out below, on a Liquidity Event all Options shall be immediately, and automatically, exercised to the extent set out in the Statement of Options, subject always to Rule 9 (Withholding of taxes); provided that, notwithstanding the foregoing, at the discretion of the Board (acting through the Committee and on recommendation of the CEO), in the event of a Liquidity Event that is a Listing, all Options shall be immediately, and automatically, exercised to the extent set out in the Statement of Options following the effectiveness of the filing of a Form S-8 with the Securities and Exchange Commission relating to the underlying shares received following the Option exercise are registered with the Securities and Exchange Commission. As a condition of grant of the Option, the Option holder shall be deemed to have given his or her unequivocal consent to the automatic exercise of the Option upon the occurrence of an Exercise Event in accordance with these Rules and the terms further set out in the Statement of Options.

5.6	Sale as Liquidity Event

If the Liquidity Event is a Sale, Options will not become exercisable but, subject to Rule 5.8 (In-kind consideration), instead will be settled by payment to the Optionholder of an amount per Class A Share equal to the Exit Value that would otherwise be distributed in respect of a Class A Share in accordance with Article 8.3 of the Constitution, minus the Exercise Price. If the Exercise Price in respect of any Option is higher than the Exit Value relating to a Class A Share, no payment will be made in respect of that Option, and it will lapse immediately.

5.7	Lock Up

On a Listing, some or all Optionholders may be subject to a lock up period. At the time of the Listing the Board (acting through the Committee and on the recommendation of the CEO) will determine who should be subject to the lock up, how long the lock up should last and how the lock up should be implemented (for example by deferring the right of the Optionholders to exercise some or all of the Options until the expiry of the lock up period).

5.8	In-kind Consideration

Any amount of cash that would otherwise be payable in cash by the Company to Optionholders upon a Sale shall, if the Committee so decides, be payable in-kind (in the form of securities with full unrestricted market value equal to the aggregate Fair Value of the Class A Shares under Option less the aggregate Exercise Price relating to such Options), provided always that any such in-kind payment shall only be made in instances where payment under Rule 5.6 is required to be made at the same time as the sale or disposal of other ordinary shares in the Company, and on the same terms.

6	Termination of Employment

6.1	Good Leavers

If an Optionholder is no longer employed by, or engaged by, any Member of the Group for any of the reasons set out below then he will be treated as a “Good Leaver”.

The reasons are:

i)	his death;

ii)	retirement at the normal retirement age in accordance with the Group’s internal policies from time to time, or as otherwise agreed with the Company;

iii)	ill health, injury or disability (other than due to alcohol or drug dependency) evidenced to the satisfaction of the Board;

iv)	his employing business unit ceasing to be a Member of the Group; or

v)	being made redundant.

Where the Optionholder becomes a Good Leaver, the Board (acting through the Committee and on the recommendation of the CEO) will determine whether some or all of his Options (irrespective of the extent already Vested) should immediately Vest and be accelerated in accordance with the remainder of this Rule 6.1.

If the Options are accelerated then they will be settled in cash by the Company within 90 days of the Leaving Date even if there has been no Liquidity Event. The cash amount payable will equal the excess of the aggregate Fair Value of the Class A Shares subject to the Option on the Leaving Date over the aggregate Exercise Price. If the Exercise Price in respect of any Option is higher than or equal to the Fair Value, no payment will be made in respect of that Option, and it will lapse immediately. If the Options are not to be accelerated then the Options will continue to Vest under the original Vesting schedule and, upon the occurrence of a Liquidity Event, shall, subject to Rule 5.6, Rule 5.7, and Rule 5.8, be exercised automatically, subject to the terms of the Statement of Options.

6.2	Other Leavers

If the Optionholder is no longer employed by, or engaged by, any Member of the Group other than (i) for a Good Leaver reason, or (ii) for a reason other than for Cause, then the following rules shall apply.

All unvested Options will lapse on the Leaving Date unless, prior to leaving employment or engagement as the case may be, the Optionholder had been continuously employed or otherwise engaged by any Member of the Group for a period of not less than 10 years in which case all the unvested Options will also Vest and continue to be held subject to the Rules.

All Vested Options will not lapse and shall continue to be held by the Optionholder subject to the remainder of this Rule 6.2.

The Board (acting through the Committee and on the recommendation of the CEO) will determine whether, and the extent to which, the Vested Options should have accelerated settlement or not.

If the Options are accelerated then they will be settled in cash by the Company within 90 days of the termination even if there has been no Liquidity Event. The cash amount payable will equal the excess of the aggregate Fair Value of the Class A Shares on the date of termination over the aggregate Exercise Price. If the Exercise Price in respect of any Option is higher than or equal to the Fair Value on the date of termination, no payment will be made in respect of that Option, and it will lapse immediately.

If the Options are not to be accelerated then, upon and following the occurrence of a Liquidity Event, the Options shall, subject to Rule 5.6, Rule 5.7, and 5.8, be exercised automatically subject to the terms of the Statement of Options.

6.3	Termination for Cause

If the Optionholder is no longer employed by, or engaged by, any Member of the Group by reason of Cause, then all his Options, both Vested and unvested, will lapse on the Leaving Date.

6.4	Call Option on Termination

On any termination of employment or engagement, however caused, the Company shall have the right to call for any Class A Shares held by a terminating Optionholder at the aggregate Fair Value. If the Company elects to exercise this call option, it shall notify the Optionholder and shall pay the cash due to the Optionholder within the period of 90 days after the Leaving Date.

7	Exercise of Options

7.1	Exercise in whole only

If an Option is exercisable, it shall be exercised to the fullest number of Shares that apply to the Option at that time.

7.2	How to exercise

Options shall be exercised on each Optionholders’ behalf by the Board (acting through the Committee and on the recommendation of the CEO), which may be through a paper or an electronic process.

If so determined by the Board (acting through the Committee and on the recommendation of the CEO), the exercise of an Option will furthermore be conditional upon receipt by the Company or its duly appointed agent of such additional documents or communication as the Board (acting through the Committee and on the recommendation of the CEO) may specify.

7.3	Transfer of Shares

On or after the Option Exercise Date, the Company will, as soon as reasonably possible but subject to any dealing code or other restriction which may apply, arrange for the issue or transfer of Shares to the Optionholder, or arrange for either (i) a transfer of Shares to a Trustee; or (ii) a declaration of trust by a Trustee, to the effect that (in either case) the Trustee holds the relevant Shares as nominee for, or on trust for, the Optionholder on such terms as may be determined by the Board.

All transfers or issuances of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force. The Optionholder will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

8	Cash Alternative

If the Board (acting through the Committee and on the recommendation of the CEO) determines that due to any applicable laws an Option may not reasonably be satisfied with Class A Shares the Board (acting through the Committee and on the recommendation of the CEO) may, in its sole discretion, determine not to arrange for the transfer of Class A Shares to an Optionholder who exercises his Option, but instead to pay to him a cash amount. This cash amount will be equal to the amount by which the aggregate Fair Value of the Class A Shares on the Option Exercise Date in respect of which the Option is exercised exceeds the aggregate Exercise Price.

Alternatively, the Board (acting through the Committee and on the recommendation of the CEO) may arrange to net settle in shares to the value of that cash amount. If the Board (acting through the Committee and on the recommendation of the CEO) so determines, the Optionholder need not pay the Exercise Price or, if he has paid it, the Company will repay the Exercise Price to him.

9	Withholding of taxes

The Optionholder is responsible for all duties, taxes, charges or expenses which may arise on the acceptance of the grant and/or the Vesting and/or the exercise of an Option and/or the sale or purchase of shares. It is the Optionholder’s personal responsibility to make all necessary personal tax declarations in respect of his own tax liability arising from the foregoing.

The Company, any employing or former employing Member of the Group, a Trustee, or their respective duly appointed agents, as the case may be, may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of the Option. These arrangements may include the sale of a sufficient number of shares on behalf of an Optionholder to raise funds to discharge the liability, unless the Optionholder discharges the liability himself and presents to the Company to its satisfaction documents or other evidence of such discharge of liability.

10	Share Rights

10.1	Share rights depend on record date

If an Option is exercised, Optionholders will be entitled to all rights attaching to the Shares (e.g. voting and dividends) by reference to a record date on or after the date of transfer of such Shares to the Optionholder. They will not be entitled to rights before that date.

10.2	Shares subject to Company articles

Shares acquired on the exercise of Options will be subject to the Constitution of the Company, or other Member of the Group as appropriate, as amended from time to time.

10.3	Fair Value

The Board (acting through the Committee and on the recommendation of the CEO) will determine the Fair Value at least every six months upon release of audited (or submitted to a limited review) financial accounts in accordance with this Rule 10.3.

Where Fair Value needs to be determined for any particular date under this Plan, the most recent valuation prior to that date will be used.

Where there has been no Liquidity Event, Fair Value may be determined by any reasonable means and will be calculated on the assumption that (i) a Liquidity Event had occurred with an Exit Value equal to 12 x the EBITDA for the previous twelve months, less Net Debt, and (ii) all Class A Shares were sold for cash and the proceeds distributed in accordance with Article 8.3 of the Constitution.

For the purposes of this Rule 10, EBITDA and Net Debt shall be derived, as the Board determines, from the latest audited (or submitted to a limited review) financial accounts for the Company.

For the avoidance of doubt, on any Liquidity Event, the Fair Value will be the Exit Value.

11	Terms of employment

Nothing in this Plan will form part of the contract of employment of an Optionholder. The rights and obligations of an Optionholder or an Eligible Employee under the terms and conditions of his employment will not be affected by the Plan or any participation in the Plan.

No Optionholder will have any right to compensation or damages or any other sum or benefit in respect of his ceasing to participate, or ceasing to be eligible to participate, in the Plan or in respect of any loss or reduction of any rights or expectation under the Plan in any circumstances, whether arising as a result of the termination of his employment with a Member of the Group for whatever reason or otherwise. Participation in the Plan is permitted only on the basis that all or any such right as might otherwise arise is excluded and waived. The award of Options in no way (a) guarantees continuing employment with any Member of the Group, (b) determines the level of any future grant of an Option, or (c) guarantees that any future grant of an Option will be made.

12	Adjustments and Reorganisations

12.1	Adjustment of Options

Upon any recapitalization of the Company through a split-up of the outstanding shares of capital stock or a combination or consolidation of the outstanding shares into a lesser number or the subdivision of the Company’s outstanding shares into a greater number of shares, appropriate adjustment will be made by the Board (acting through the Committee and on the recommendation of the CEO) to:

(i)	the number of Class A Shares comprised in; and/or

(ii)	the Exercise Price,

of each Option, such as would entitle the Optionholder to receive on the exercise of such Option the same economic benefit that he would have received in the absence of any such event.

12.2	Reorganisations

Where there is a reorganisation of the Company and the Board considers that the shareholders of the acquiring company, immediately after it has obtained control of the Company, are substantially the same as the shareholders of the Company immediately before then, or that the obtaining of control amounts to a merger, and the Board and the acquiring company consent to an exchange of Options under this Rule, then Options over the Class A Shares will not Vest, but instead all such Options will be automatically exchanged for new options over shares in the acquiring company, or such other body corporate as the Board may determine. The new option must be equivalent in value to the original Option.

12.3	Listing

On, or in anticipation of, a Listing of Shares in the Company or another Member of the Group, the Board shall be entitled to make such adjustments to the Options, including the exchange of options as if Rule 12.2 (Reorganisations) applied, as may be necessary to exchange existing rights over Class A Shares to such other Shares as may be the subject of such Listing. The new option, or replacement option as the case may be, shall be equivalent in value to the original Option.

13	Plan Limits

13.1	Numerical Limit

The maximum number of Class A Shares which may be granted under an Option subject to each Plan, cannot exceed in aggregate 11,908,240,215 Class A Shares, unless prior authorisation has been obtained from the shareholders of the Company.

13.2	Variation of share capital

If there is a variation of the share capital of the Company then, once authorisation has been obtained from the shareholders of the Company, the numerical limit may be adjusted to take account of the variation.

14	Data protection

The Company may process the Optionholder’s personal data as necessary to administer the Plan and this option and will do so in accordance with the terms of the Company’s Employee Privacy Notice (the “Privacy Notice”), which is available on the IHS Group Intranet or from the IHS Group HR team. Details of the sources from which the Optionholder’s personal data may be collected, the categories of data affected, the recipients to whom such data may be disclosed, the Company’s data protection compliance measures, the Optionholder’s rights with respect to the processing of such personal data, and relevant contact details for data protection questions and concerns, are provided in the Privacy Notice.

By participating in the Plan and accepting an Option, the Optionholder agrees to:

(i)	abide by the provisions of all applicable laws regarding the processing of personal data;

(ii)	abide by the provisions of all Company policies and procedures regarding the processing of personal data, from the date on which such policies and procedures are provided to the Optionholder;; and

(iii)	at all times maintain the security and confidentiality of all personal data processed in the course of the Optionholder’s duties.

15	General

15.1	Notices

Any notice or other document which has to be given to an Optionholder under or in connection with the Plan may be:

15.1.1	delivered or sent by post to him at his place of work or home address according to the records of his current or last employing Member of the Group; or

15.1.2	sent by electronic mail (e-mail) to any e-mail address which according to the records of his current or last employing Member of the Group is used by him;

or to such other address or in such other form which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Board or duly appointed agent may from time to time decide and notify to Optionholders). With the approval of the Company, and subject to any conditions it may impose, such notice or document may also be sent by e-mail any to e-mail address notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to an Optionholder who is working outside the country of residence of the Company or its duly appointed agent, as the case may be, will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail, in the absence of evidence to the contrary and subject to any conditions which the Company may impose, will be deemed to have been received on the day after sending.

15.2	Committee decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

15.3	Regulations

The Board (acting through the Committee and on the recommendation of the CEO) may in its sole discretion make or vary regulations for the administration and operation of the Plan.

15.4	Power of Committee to Execute Documents

The Committee (acting on the recommendation of the CEO) shall have full power to execute any documents on behalf of an Optionholder who has ceased to be an employee (or who has died) to give effect to these Rules including, without limitation, the exercise of any Option and the delivery of Class A Shares.

16	Changing the Plan

16.1	General board powers to amend the Rules

Subject to Rule 16.2 and 16.3, the Board (acting through the Committee and on the recommendation of the CEO) may at any time change the Plan in any way. The Board may give written notice of any changes made to any Optionholder affected.

16.2	Shareholders’ Agreement

No changes may be made to the Plan which would be contrary to the Shareholders’ Agreement, unless the consent of the parties to that agreement is given to such change.

16.3	Changes to disadvantage of Optionholders

No amendments shall be made to the Plan which would have the effect of abrogating or altering adversely in any material respect the rights of any Optionholder in respect of any Option granted to him, except with the Optionholder’s written consent.

16.4	Changes for overseas operation

Notwithstanding anything to the contrary contained in these Rules, the Board (acting through the Committee and on the recommendation of the CEO) may at any time by resolution and without further formality establish further sub-plans or schedules to this Plan to apply in overseas territories governed by rules similar to these Rules but modified to take account of local tax, exchange control or securities laws, regulation or practice provided that any shares made available under any such sub-plan or schedule shall be treated as counting against any limits on overall participation in the Plan.

16.5	Termination of the Plan

The Board may terminate the Plan at any time. If this is not done, the Plan will terminate on the tenth anniversary of the date on which the Plan was approved by the Board, but Options granted before any such termination will continue to be valid and exercisable as described in these Rules.

17	Governing law and jurisdiction

English law governs the Plan and all Options and their construction. The English Courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Option.

18	Language of Plan

The language of the Plan is English. In the event of any conflict with any version in any other language, the English language version will apply.

Schedule 1 - Cash Options

1	Rules

The Rules of the Plan shall apply mutatis mutandis to a right to receive a cash sum granted or to be granted pursuant to this Schedule (a “Cash Option”) as if it was an Option to acquire actual shares in the Company, except as set out in this Schedule.

2	Cash Options

2.1	Grant

The Board (acting through the Committee and on the recommendation of the CEO) may grant or procure the grant of a Cash Option upon the terms set out below.

2.1.1	Each Cash Option shall be expressed to relate to a given notional number of Class A Shares.

2.1.2	The amount of the cash sum to be paid to the Optionholder on the exercise of the Cash Option shall be equal to the amount by which the Fair Value on the Exercise Date of the notional Class A Shares over which the Cash Option is expressed to relate exceeds the Exercise Price.

2.1.3	The cash sum payable shall be paid by the Company within 30 days of the exercise of the Cash Option, net of any deductions (on account of tax or similar liabilities) as may be required by law.